Exhibit (a)(1)(v)

Offer to Purchase for Cash

by

JARDEN CORPORATION

of

Up to $500 Million in Value of Shares of Its Common Stock

At a Purchase Price Not Greater than $33.00 per Share

Nor Less than $30.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 23, 2012, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

January 26, 2012

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 26, 2012 (the “Offer to Purchase”), and related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by Jarden Corporation, a Delaware corporation (“Jarden”), to purchase for cash up to $500 million in value shares of its common stock, par value $0.01 per share (the “Shares”), at a price not greater than $33.00 nor less than $30.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. The Company may elect, but shall not be obligated, to purchase additional Shares pursuant to the Offer. The Offer to Purchase and a specimen Letter of Transmittal are being forwarded to you as the beneficial owner of Shares held by us in your account but not registered in your name. A tender of such Shares can be made only by us as the holder of record and only pursuant to your instructions. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

Jarden will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that it will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. Jarden will select the single lowest purchase price, not greater than $33.00 nor less than $30.00 per Share, that will allow it to purchase $500 million in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. If, based on the Final Purchase Price (defined below), Shares having an aggregate value of less than $500 million are properly tendered and not properly withdrawn, Jarden will buy all Shares properly tendered and not properly withdrawn. The price Jarden will select is sometimes referred to as the “Final Purchase Price.” All Shares properly tendered prior to the Expiration Date at prices at or below the Final Purchase Price and not properly withdrawn will be purchased in the Offer at the Final Purchase Price, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. All Shares acquired in the Offer will be acquired at the Final Purchase Price. Jarden reserves the right, in its sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law.

Jarden reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $500 million, or such greater amount as Jarden may elect to pay, subject to applicable law, have been validly tendered, and not properly withdrawn before the Expiration Date, at prices at or below the Final Purchase Price, Jarden will accept the Shares to be purchased in the following order of priority: (i) from all holders of “odd lots” of less than 100 Shares who properly tender all their Shares at or below the Final Purchase Price and do not properly withdraw them before the Expiration Date (partial tenders will not qualify for this preference); (ii) from all other stockholders who properly tender Shares at or below the Final Purchase Price, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional Shares; and (iii) only if necessary to permit Jarden to purchase $500 million in value of Shares (or such greater amount as Jarden may elect to pay, subject to applicable law), from holders who have tendered Shares subject to the condition that a specified minimum number of the holder’s Shares be purchased if any Shares are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. Therefore, it is possible that Jarden will not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. Shares tendered at prices greater than the Final Purchase Price and Shares not purchased because of proration provisions will be returned to the tendering stockholders at Jarden’s expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions, including the Financing Condition (as defined in the Offer to Purchase). See Section 7 of the Offer to Purchase.

Jarden’s directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. See Section 12 of the Offer to Purchase.

WE ARE THE OWNER OF RECORDS OF SHARES HELD FOR YOUR ACCOUNT. AS SUCH, WE ARE THE ONLY ONES WHO CAN TENDER YOUR SHARES, AND THEN ONLY PURSUANT TO YOUR INSTRUCTIONS. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

PLEASE INSTRUCT US AS TO WHETHER YOU WISH US TO TENDER ANY OR ALL OF THE SHARES WE HOLD FOR YOUR ACCOUNT ON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Please note the following:

1.	You may tender your Shares at prices not greater than $33.00 nor less than $30.00 per Share, as indicated in the attached Instruction Form, net to you in cash, less applicable withholding taxes and without interest.

2.	You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3.	The Offer is not conditioned upon any minimum number of Shares being validly tendered. However, the Offer is subject to other conditions, which you should read carefully. See Section 7 of the Offer to Purchase.

4.	The Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on February 23, 2012, unless Jarden extends the Offer.

5.	The Offer is for up to $500 million in value of Shares. At the maximum Final Purchase Price of $33.00 per Share, Jarden could purchase 15,151,515 Shares if the Offer is fully subscribed (representing approximately 16.6% of the Shares outstanding as of January 24, 2012). At the minimum Final Purchase Price of $30.00, Jarden could purchase 16,666,666 Shares if the Offer is fully subscribed (representing approximately 18.2% of the Shares outstanding as of January 24, 2012).

6.	Tendering stockholders who are tendering Shares held in their name or who tender their Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to Jarden or to the Dealer Manager, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Jarden’s purchase of Shares under the Offer.

7.	If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

8.	If you are an odd lot holder and you instruct us to tender on your behalf all such Shares at or below the purchase price before the Expiration Date and check the box captioned “Odd Lots” on the attached Instruction Form, Jarden, on the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered at or below the purchase price and not properly withdrawn.

9.	If you wish to condition your tender upon the purchase of all Shares tendered or upon Jarden’s purchase of a specified minimum number of the Shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. Jarden’s purchase of Shares from all tenders that are so conditioned will be determined by random lot. To elect such a condition complete the box entitled “Conditional Tender” in the attached Instruction Form.

10.	None of the Company, our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation as to whether any shareholder should tender Shares pursuant to the Offer or as to the purchase price(s) at which a shareholder may choose to tender them. You must make your own decision after consulting with your own advisors as to whether to tender your Shares and, if so, how many Shares to tender and the price(s) at which you will tender your Shares. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See Section 2. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, all of our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer (including shares they are deemed to beneficially own).

11.	The Offer is subject to the terms and conditions set forth in the Offer to Purchase, which you should read carefully.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 23, 2012, UNLESS THE OFFER IS EXTENDED.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Shares of Jarden. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares of Jarden residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 26, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), in connection with the offer by Jarden Corporation, a Delaware corporation (“Jarden”), to purchase for cash up to $500 million in value of shares of its common stock, par value $0.01 per share (the “Shares”), at a price not greater than $33.00 nor less than $30.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

The undersigned hereby instruct(s) you to tender to Jarden the number of Shares indicated below or, if no number is specified, all Shares you hold for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of Shares To Be Tendered By You For The Account Of The Undersigned:              Shares.

PRICE PER SHARE AT WHICH SHARES ARE BEING TENDERED

(See Instruction 5)

CHECK ONLY THE BOX UNDER 1 OR 2 BELOW.

IF BOTH BOXES UNDER 1 OR 2 ARE CHECKED OR IF NEITHER OF THE BOXES UNDER 1 OR 2 ARE CHECKED, THERE IS NO VALID TENDER OF SHARES.

1. SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO THE OFFER

☐	By checking this box INSTEAD OF ONE OF THE BOXES UNDER 2 BELOW, the undersigned hereby tenders Shares and is willing to accept the purchase price determined by the Company pursuant to the Offer. This action will maximize the chance of having the Company purchase all of the Shares tendered by the undersigned (subject to the possibility of proration). The undersigned understands that this election could result in the tendered shares being purchased at the minimum price of $30.00 per Share.

— OR —

2. SHARES TENDERED AT A PRICE DETERMINED BY SHAREHOLDER

By checking ONE of the boxes below INSTEAD OF THE BOX UNDER 1 ABOVE, the undersigned hereby tenders Shares at the price checked in the corresponding box in the section below captioned “Price (in Dollars) Per Share At Which Shares Are Being Tendered”. This action could result in none of the Shares being purchased if the purchase price for the Shares is less than the price checked. If the purchase price for the Shares is equal to or greater than the price checked, then the Shares purchased by the Company will be purchased at the purchase price. All Shares so purchased by the Company will be purchased at the same price regardless of whether the shareholder tendered at a lower price. A shareholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless such Shares were previously withdrawn in accordance with the terms of the Offer) at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED.

CHECK ONLY ONE BOX BELOW. IF MORE THAN ONE BOX BELOW IS CHECKED OR IF NO BOX BELOW IS CHECKED, THERE IS NO VALID TENDER OF SHARES.

☐ $30.00	☐ $31.00	☐ $32.00	☐ $33.00

☐ $30.25	☐ $31.25	☐ $32.25

☐ $30.50	☐ $31.50	☐ $32.50

☐ $30.75	☐ $31.75	☐ $32.75

ODD LOTS

(See Instruction 15 to the Letter of Transmittal)

As described in the Offer to Purchase, under certain conditions, a shareholder owning beneficially or of record an aggregate of fewer than 100 Shares and who tenders all such Shares and satisfies the other requirements set forth in the Offer to Purchase, may have his or her Shares accepted for payment before any proration of other tendered Shares. This preference is not available to partial tenders, or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts representing fewer than 100 Shares. Accordingly, this section is to be completed only if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Shares. The undersigned either (check one box):

The undersigned either (check one box):

☐	owns, whether beneficially or of record, an aggregate of fewer than 100 Shares and is tendering all such Shares; or

☐	is a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), Shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 Shares and is tendering all such Shares.

In addition, the undersigned is tendering Shares either (check one box):

☐	at the Purchase Price, as the same will be determined by the Company in accordance with the terms of the Offer (persons checking this box should not check any box in the section captioned “Price (in Dollars) per Share at which Shares are Being Tendered.”); or

☐	at the price per Share indicated above in the section captioned “Price (in Dollars) per Share at which Shares are Being Tendered.”

CONDITIONAL TENDER

(See Instruction 14 to the Letter of Transmittal)

A stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to the Letter of Transmittal must be purchased if any Shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 of the Offer to Purchase. Unless at least the minimum number of Shares indicated below is purchased by Jarden pursuant to the terms of the Offer, none of the Shares tendered will be purchased. It is the tendering stockholder’s responsibility to calculate that minimum number of Shares that must be purchased if any are purchased, and Jarden urges stockholders to consult their own tax advisors before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional

☐	The minimum number of Shares that must be purchased, if any are purchased, is: Shares.

☐	If, because of proration, the minimum number of Shares designated will not be purchased, Jarden may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her Shares and checked this box:

☐	The tendered Shares represent all Shares held by the undersigned.

The method of delivery of this document, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Jarden’s Board of Directors has authorized Jarden to make the Offer. However, neither Jarden, nor any member of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to stockholders as to whether they should tender or refrain from tendering their Shares or as to the purchase price or purchase prices at which any stockholder may choose to tender Shares. Neither Jarden, any member of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. Stockholders should carefully evaluate all information in the Offer to Purchase, consult their own financial and tax advisors and make their own decisions about whether to tender Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which to tender.

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